Exhibit 99

Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800
Press Release

MICREL REPORTS STRONG 2010 FIRST QUARTER FINANCIAL RESULTS

•	First quarter revenues of $67.2 million were better than expected and increased 9.7% on a sequential quarter basis
•	First quarter book-to-bill significantly above one and the second highest level achieved in the Company’s history
•	First quarter GAAP net income of $9.7 million, or $0.16 per diluted share, was better than expected
•	Non-GAAP earnings per diluted share of $0.17, up from non-GAAP earnings per diluted share of $0.14 in prior quarter
•	First quarter gross margin of 55.4%, up from 53.3% in the prior quarter
•	Dividend approved by Micrel’s Board of Directors at $0.035 per share

San Jose, CA, April 22, 2010 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the first quarter ended March 31, 2010.

First quarter revenues of $67.2 million increased by $6.0 million, or 9.7%, up from $61.2 million in the fourth quarter of 2009.  The sequential increase in revenue was primarily due to improved demand in the industrial and communications end markets.  Compared to the same period last year, revenues were higher by $20.2 million, or 43.0%, due to higher overall demand from customers in all geographies and end markets.  This accomplishment is reflective of a global recovery from the recent worldwide economic crisis that significantly impacted most consumer-related markets.

Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

First quarter 2010 GAAP net income of $9.7 million, or $0.16 per diluted share compares to fourth quarter 2009 GAAP net income of $4.1 million, or $0.07 per diluted share, which includes $0.06 per diluted share of restructuring expense, and GAAP net income of $1.5 million or $0.02 per diluted share in the same period in 2009.  First quarter 2010 non-GAAP net income of $10.4 million, or $0.17 per diluted share compares to fourth quarter 2009 non-GAAP net income of $8.7 million, or $0.14 per diluted share, and non-GAAP net income of $2.0 million, or $0.03 per diluted share in the same period in 2009.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense, proxy contest expense/credits, equipment impairment and their related tax effects.  The Company’s effective tax rate increased to 35.5%, in the first quarter due to the expiration of the federal research and development tax credit.

“We are off to a good start in 2010.  This is Micrel’s fourth consecutive quarter of revenue growth since the recession bottomed for the Company in the first quarter of 2009.  Demand from customers serving the industrial and communications end markets resulted in strong bookings and solid revenue growth as the Company continues to participate in the recovery of the semiconductor industry,” stated Ray Zinn, president and CEO of Micrel.  “During the first quarter, our book-to-bill ratio was the second best it has been in the Company’s history resulting in a robust backlog.  Given the current environment we do not anticipate the order cancellations and inventory overbuild that we experienced at the end of the dot-com bubble.  I am also pleased to report that we achieved a first quarter gross margin of 55.4%, which marks the fourth quarter in a row of sequential gross margin improvement for Micrel.  Moreover, our operating margin of 22.2% in the first quarter increased significantly from recent prior periods.  This continued margin expansion demonstrates our execution and focus on cost containment, the leverage inherent in our business model and our ability to generate profitable growth.  Finally, we are quite encouraged that we have resumed hiring in our manufacturing area.  Since the end of last year, we have increased our manufacturing headcount by approximately 15% to meet increasing customer demand.”

Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

Outlook
Commenting on Micrel’s business outlook, Mr. Zinn said, “Looking ahead to the second quarter and beyond, and I am pleased with the continued recovery of the semiconductor industry and I am excited about Micrel’s growth opportunities in 2010.  Given the significant number of new products that Micrel has introduced over the past several quarters, we are confident that the Company will achieve growth rates equal to or greater than the overall industry.  And importantly, recent actions to improve our cost structure and enhance operating efficiencies position the Company to achieve significant earnings leverage as top line growth continues.”

For the second quarter of 2010, the Company estimates that revenues will increase in the range of 12% to 15% on a sequential basis.  Gross profit margin is expected to be approximately 57%.  In addition, the Company estimates that GAAP net income will be approximately $0.19 to $0.21 per diluted share.

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.035 per share of common stock.  The payment of this dividend will be made on May 26, 2010, to shareholders of record as of May 12, 2010.

Conference Call

The Company will host a conference call at 4:30 p.m.  Eastern time (1:30 p.m. Pacific time) on April 22, 2010.  Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of first quarter 2010 financial results, discuss current business conditions and then respond to questions.

The call is available, live, to any interested party on a listen only basis by dialing 877-941-2332.  For international callers, please dial 480-629-9723.  Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call.  A live webcast will also be available through www.investorcalendar.com.  An audio replay of the conference call will be available through April 29, 2010, by dialing 800-406-7325 or 303-590-3030, and entering access code number 4284260.  The webcast replay will also be available on the Company’s website at: http://www.micrel.com.

Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, turns-fill requirements, net income earnings per share, gross margin, average selling prices, the effect of cost-reduction efforts, development of new products, design wins and customer order patterns; and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of revenues and cost of revenues related to intellectual property settlements, stock-based compensation expense, proxy contest expenses, restructuring and impairment charges or credits, other income related to litigation settlements and their respective related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.

-Financial Tables to Follow-

Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net revenues	$67,192	$61,231	$46,986
Cost of revenues*	29,973	28,597	23,369
Gross profit	37,219	32,634	23,617
Operating expenses:
Research and development*	11,373	11,144	12,489
Selling, general and administrative*	10,898	10,047	8,858
Proxy contest expense (credits)	-	(550)	-
Equipment impairment	-	6,514	-
Total operating expenses	22,271	27,155	21,347
Income from operations	14,948	5,479	2,270
Other income (expense):
Interest income	144	151	316
Interest expense	(78)	(96)	-
Other income	41	47	24
Total other income	107	102	340
Income before income taxes	15,055	5,581	2,610
Provision for income taxes	5,344	1,501	1,064
Net income	$9,711	$4,080	$1,546

Net income per share:
Basic	$0.16	$0.07	$0.02
Diluted	$0.16	$0.07	$0.02

Shares used in computing per share amounts:
Basic	62,346	62,338	66,175
Diluted	62,548	62,409	66,223

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$208	$200	$144
Research and development	426	486	291
Selling, general and administrative	458	559	273

 Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

GAAP Net income	$9,711	$4,080	$1,546
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	208	200	144
Research and development	426	486	291
Selling, general and administrative	458	559	273
Proxy contest expense (credits)	-	(550)	-
Equipment impairment	-	6,514	-
Tax effect of adjustments to GAAP income	(372)	(2,579)	(211)
Total Adjustments to GAAP Net Income	720	4,630	497
Non-GAAP income**	$10,431	$8,710	$2,043

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	62,346	62,338	66,175
Diluted*	62,869	62,538	66,280

GAAP income per share - Basic	$0.16	$0.07	$0.02
Total Adjustments to GAAP Net Income	$0.01	$0.07	$0.01
Non-GAAP income per share - Basic	$0.17	$0.14	$0.03

GAAP income per share - Diluted	$0.16	$0.07	$0.02
Total Adjustments to GAAP Net Income	$0.01	$0.07	$0.01
Non-GAAP income per share - Diluted*	$0.17	$0.14	$0.03

* Non-GAAP shares have been adjusted from diluted outstanding shares calculated under FAS123R.

** Non-GAAP results were reached by excluding revenues and cost of revenues related to stock-based compensation expense, proxy contest expenses (credits), equipment impairment, other income related to litigation settlements and their related tax-effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

 Micrel Reports 2010 First Quarter Financial Results
April 22, 1010

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$83,583	$70,898
Accounts receivable, net	32,892	26,330
Inventories	33,853	34,191
Income taxes receivable	-	4,011
Deferred income taxes	20,853	18,465
Other current assets	1,689	1,449
Total current assets	172,870	155,344

LONG-TERM INVESTMENTS	12,523	12,692
PROPERTY, PLANT AND EQUIPMENT, NET	65,524	67,644
INTANGIBLE ASSETS, NET	445	509
DEFERRED INCOME TAXES	9,938	9,381
OTHER ASSETS	402	388
TOTAL	$261,702	$245,958

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,622	$15,342
Income taxes payable	4,028	-
Deferred income on shipments to distributors	28,611	23,405
Current portion of Long-term debt	8,571	8,571
Other current liabilities	7,469	5,760
Total current liabilities	62,301	53,078

LONG-TERM DEBT	714	2,857
LONG-TERM TAXES PAYABLE	4,907	4,672

SHAREHOLDERS' EQUITY	193,780	185,351
TOTAL	$261,702	$245,958